Exhibit 99.1

Contacts:
Myriad Genetics (Media and Investor)	Lundbeck (Investor)	Lundbeck (Media)

William A. Hockett	Jacob Tolstrup	Jens Harder Højbjerg
EVP, Corporate Communications	Director	Media Relations Mgr
(801) 584-3600	+45 36 43 30 79	+45 36 43 28 33
email: bhockett@myriad.com
Palle Holm Olesen
Head of Investor Relations
+45 36 43 24 26

FOR IMMEDIATE RELEASE

MYRIAD GENETICS SELECTS LUNDBECK AS EUROPEAN PARTNER FOR FLURIZAN

-MYRIAD RECEIVES $100 MILLION UPFRONT FOR EUROPEAN RIGHTS TO

ALZHEIMERS DISEASE DRUG CANDIDATE –

Salt Lake City, May 22, 2008 — Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com) today announced the selection of H. Lundbeck A/S for European commercialization of Flurizan®, Myriad’s lead therapeutic candidate for the treatment of Alzheimer’s disease.

Myriad and Lundbeck have entered into a European commercialization agreement under which Lundbeck will have rights to market and sell Flurizan in the European Union and several associated non-EU countries and will manage the regulatory process. Lundbeck has agreed to pay Myriad an initial $100 million and will pay up to $250 million in connection with regulatory approvals. Furthermore, Lundbeck has agreed to pay attractive commercialization milestones and will purchase bulk pharmaceutical material from Myriad. Lundbeck has also agreed to pay escalating royalties of 20 – 39% on sales, less the amount paid for the bulk drug.

“Lundbeck has an excellent track record in the field of Alzheimer’s disease and is known globally for its reputation as a CNS specialty pharmaceutical company and I can’t think of a better European partner for Flurizan,” said Peter Meldrum, President and CEO of Myriad Genetics, Inc. “The selection of Lundbeck as our European partner completes the first stage of our global commercialization strategy for Flurizan.”

H. Lundbeck A/S is a major Europe-based pharmaceutical company with the largest sales force in the European Union that specializes in central nervous system disorders, including Alzheimer’s disease. Their marketed drugs include Cipralex® (marketed as Lexapro® in the U.S.) for major depressive disorders, Ebixa® (marketed as Namenda® in the U.S.) for moderate to severe Alzheimer’s disease, Azilect® for parkinson’s disease, Serdolect® for schizophrenia and Circadin® for insomnia. Lundbeck’s local knowledge of the Alzheimer’s disease market in each of the European countries and its European sales force of more than 1,300 sales representatives will provide Flurizan with the opportunity for fast and expert initiation of commercialization.

“We are very excited to be entering this partnership with Myriad. Flurizan has the potential to bring an important new Alzheimer’s medicine to patients in Europe.” said Executive Vice President Anders Gersel Pedersen of Lundbeck. “Lundbeck is fully committed to the field of Alzheimer’s disease and this partnership further demonstrates that commitment.”

With this partnership in place, Myriad now plans to concentrate on pre-commercial market development in the United States. Myriad’s strategy in the U.S. is to seek a revenue-share arrangement with a major pharmaceutical company to access their primary-care physician sales force, while Myriad’s sales force will address the specialty physician market. Myriad intends to build a 200-person sales force to call on Alzheimer’s disease specialists, who are primarily neurologists, geriatricians and certain psychiatrists who focus on Alzheimer’s disease. Myriad’s sales force is expected to target sales of Flurizan to the 10,000 specialty physicians that prescribe about one third of the Alzheimer’s drug prescriptions in the U.S.

The remaining two-thirds of prescriptions for Alzheimer’s medications are written by primary care practitioners, which include general practice, internal medicine and family practice doctors. There are approximately 50,000 of these physicians in the United States.

In the United States, Myriad intends to have commercial supplies of Flurizan produced through the API (active pharmaceutical ingredient) manufacturer and tablet maker that it is presently using for clinical drug supply. The Company has also identified additional API manufacturers and tableters to assure a stable and sufficient supply of Flurizan for market requirements. Myriad expects to utilize third-party logistic organizations to manage drug distribution in the United States.

Japan and Pacific Rim countries represent the third regional component of the Company’s strategy. Myriad expects to partner through a more traditional licensing arrangement, similar to the agreement with Lundbeck, for commercialization in this region.

For financial reporting purposes, the Company expects the revenue from the initial $100 million payment from Lundbeck to be recognized over the life of the agreement. Under the Company’s license agreement with Encore Pharmaceuticals, Inc., the payment from Lundbeck will trigger a sublicense royalty payment which will be recognized in this fiscal year and is expected to materially increase the Company’s research expenses and net loss in the fourth quarter of fiscal 2008, ending June 30, 2008.

Flurizan Clinical Trial Status

Flurizan is being studied in two Phase 3 clinical trials. The U.S. Phase 3 trial enrolled 1684 patients with mild Alzheimer’s disease at 131 investigator sites in the U.S. This trial has been completed and preparation of the database for analysis is in process. Announcement of the results of this trial is planned for June, 2008. In addition, a second Phase 3 trial enrolled 840 patients with mild Alzheimer’s disease at 90 investigator sites globally. This trial is scheduled for completion around the end of 2008.

Flurizan® , is a registered trademark of Myriad Genetics, Inc. Cipralex®, Lexapro®, Ebixa®, Namenda®, Azilect®, Serdolect® and Circadin® are trademarks of Lundbeck or others.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to potential milestone and royalty payments that may be received under the commercialization agreement with Lundbeck, the expectation that Lundbeck’s knowledge of the European Alzheimer’s market will provide an opportunity for the fast and expert commercialization of Flurizan in Europe, Myriad’s commercialization strategy in the United States, including its plans to build and utilize its own sales force and to arrange for manufacturing and supply, Myriad’s commercialization strategy in Japan and the Pacific Rim, the expected impact on Myriad’s financial results of the up-front payment from Lundbeck and the related sublicense royalty obligations to Encore Pharmaceuticals, and plans for the announcement of U.S. Phase 3 results and the completion of the global Phase 3 trial of Flurizan. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.